EXHIBIT 99.5

                        Report of Independent Accountants


The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

and

The Bank of New York
101 Barclay Street
Corporate Backed Asset Unit
New York, NY 10286


                        Wachovia Credit Card Master Trust

We have examined management's assertion, included in the accompanying REPORT OF MANAGEMENT ON COMPLIANCE, that The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, complied with Sections 3.2, 3.4, 4.2 and 4.3 of the Pooling and Servicing Agreement dated as of October 26, 1995, between the Company and The Bank of New York (the "Agreement") and Section 7, Article IV of the Series 1995-1 Supplement to the Pooling and Servicing Agreement dated October 26, 1995 (the "Supplement"), during the period November 1, 1997 through October 31, 1998. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion, that the Company complied with the Agreement and Supplement, referred to above, during the period November 1, 1997 to October 31, 1998, is fairly stated, in all material respects.

                                                               Ernst & Young LLP


Winston-Salem, North Carolina
November 16, 1998





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